Exhibit 99.1

Q1 2025 Results

NEW YORK - May 5, 2025 – CRH (NYSE: CRH), a leading provider of building materials solutions, today reported first quarter 2025 financial results.

Key Highlights
Summary Financials	Q1 2025	Change
Total revenues	$6.8bn	+3%
Net (loss) income	($98m)	n/m1
Net (loss) income margin	(1.5%)	(320bps)
Adjusted EBITDA*	$495m	+11%
Adjusted EBITDA margin*	7.3%	+50bps
Diluted (loss) earnings per share	($0.15)	n/m1

•Good start to the year despite unfavorable weather in the seasonally least significant quarter
•Performance driven by differentiated strategy, positive pricing and contributions from acquisitions
•Completed eight value-accretive bolt-on acquisitions for $0.6bn
•Ongoing share buyback; $0.5bn completed YTD; commencing new $0.3bn quarterly tranche
•Declaring quarterly dividend of $0.37 per share (+6% y/y)
•Underlying demand across key markets remains positive
•Reaffirming guidance; expect FY25 Net income of $3.7bn-$4.1bn; Adjusted EBITDA of $7.3bn-$7.7bn

Jim Mintern, Chief Executive Officer, said:1
"The strength of our first quarter performance reflects the benefits of our differentiated strategy, good commercial management and contributions from acquisitions. Although the first quarter is typically the seasonally least significant period for our business, we are encouraged by the continued strength of underlying demand across our key markets. Our relentless focus on financial control and discipline enabled us to maintain our strong balance sheet in the first quarter. Notwithstanding the current macroeconomic uncertainty, the outlook for our business remains positive and we are pleased to reaffirm our financial guidance for 2025, leaving us well positioned for another year of growth and value creation ahead."

1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 12 to 13.
1 n/m - not meaningful.

Exhibit 99.1
Q1 2025 Results
Performance Overview
Total revenues of $6.8 billion (Q1 2024: $6.5 billion) were 3% ahead as contributions from acquisitions and strong commercial management more than offset the impact of divestitures and lower activity levels due to adverse weather in many regions. Net loss of ($98) million (Q1 2024 net income: $114 million) was behind the prior year, with a solid underlying operating performance offset by the non-recurrence of gains on prior year divestitures. Adjusted EBITDA* of $495 million (Q1 2024: $445 million) was 11% ahead as a result of the continued delivery of CRH's differentiated strategy, positive pricing, ongoing cost control and further operational efficiencies. CRH's net loss margin of (1.5%) was behind Q1 2024 (Q1 2024 net income margin: 1.7%), while Adjusted EBITDA margin* of 7.3% (Q1 2024: 6.8%) was ahead of the comparable prior year period. Diluted (loss) earnings per share for Q1 2025 was ($0.15) (Q1 2024: $0.16).

•Americas Materials Solutions' total revenues were 2% ahead of Q1 2024, driven by continued pricing progress across all lines of business along with positive contributions from acquisitions, which offset the effects of lower activity due to weather disruption in many regions. Adjusted EBITDA was well ahead of the prior year period, driven by commercial progress, ongoing cost management and operational efficiencies.

•Americas Building Solutions' total revenues were 1% behind Q1 2024 as contributions from acquisitions and strong performances in the water and energy markets were offset by weather-impacted demand. Adjusted EBITDA declined by 7% due to adverse weather and subdued residential activity.

•International Solutions' total revenues were 7% ahead of Q1 2024, driven by good contributions from acquisitions and continued pricing progress, more than offsetting the impact of lower activity levels due to challenging weather in certain markets. Adjusted EBITDA was 22% ahead of the prior year, driven by good commercial management, operational efficiencies and contributions from acquisitions.

Acquisitions and Divestitures
In the three months ended March 31, 2025, CRH completed eight acquisitions for a total consideration of $0.6 billion, compared with $2.2 billion in the first quarter of 2024. Americas Materials Solutions completed five acquisitions, the largest of which being Talley Construction, a vertically integrated asphalt and paving company with operations in Tennessee, Georgia, Alabama and North Carolina, while Americas Building Solutions completed three acquisitions.
With respect to divestitures, CRH realized proceeds from divestitures and disposals of long-lived assets of $0.1 billion, compared with $0.7 billion in the first quarter of the prior year.
Dividends and Share Buybacks
In line with the Company's policy of consistent long-term dividend growth, the Board has declared a quarterly dividend of $0.37 per share. This represents an increase of 6% on the prior year. The dividend will be paid wholly in cash on June 25, 2025, to shareholders registered at the close of business on May 23, 2025. The ex-dividend date will be May 23, 2025.
As part of its ongoing share buyback program, CRH repurchased approximately 3.2 million Ordinary Shares in Q1 2025 for a total consideration of $0.3 billion. On May 2, 2025, the latest tranche of the share buyback program was completed, bringing the year-to-date repurchases to $0.5 billion. The Company is pleased to announce that it is commencing an additional $0.3 billion tranche to be completed no later than August 5, 2025.
Innovation and Sustainability
CRH is committed to driving profitable growth by providing its customers with innovative solutions that support the transition to a more sustainable built environment. The Company's customer-centric approach to innovation gives CRH the ability to leverage the benefits of existing and emerging technologies to drive efficiency and margin expansion. CRH's ability to transform essential materials into value-added and innovative solutions enables the Company to better serve its customers' needs, address the global challenges of water, circularity and decarbonization and make construction simpler, safer and more sustainable.

CRH Q1 2025 Results 2

Exhibit 99.1
2025 Full Year Outlook
Due to the localized nature of our operations, we do not expect a material direct impact from recent changes in global trade policies on our business. Notwithstanding the current macroeconomic uncertainty, the outlook for our business remains positive and we reaffirm our financial guidance for 2025. While it is still early in the construction season, we continue to expect positive underlying demand across our key end-use markets in 2025, underpinned by significant public investment in critical infrastructure and continued re-industrialization activity in key non-residential segments. Within the residential sector, the new-build segment is expected to remain subdued, while repair and remodel activity remains resilient. Assuming normal seasonal weather patterns and absent any major dislocations in the political or macroeconomic environment, CRH’s differentiated strategy and leading positions of scale in attractive higher-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2025.

2025 Guidance (i)
(in $ billions, except per share data)	Low	High
Net income (ii)	3.7	4.1
Adjusted EBITDA*	7.3	7.7
Diluted earnings per share (ii)	$5.34	$5.80
Capital expenditure	2.8	3.0

(i) The 2025 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.
(ii) 2025 net income and diluted earnings per share are based on approximately $0.6 billion interest expense, net, effective tax rate of approximately 23% and a year-to-date average of approximately 683 million diluted common shares outstanding.

CRH Q1 2025 Results 3

Exhibit 99.1
Americas Materials Solutions

Analysis of Change
in $ millions	Q1 2024	Currency	Acquisitions	Divestitures	Organic	Q1 2025	% change
Total revenues	2,202	(10)	+144	(16)	(77)	2,243	+2%
Adjusted EBITDA	15	—	+10	+6	+28	59	+293%
Adjusted EBITDA margin	0.7%					2.6%

Americas Materials Solutions’ total revenues were 2% ahead of the first quarter of 2024, as pricing progress and contributions from acquisitions more than offset weather-impacted volumes in many regions.
In Essential Materials, total revenues decreased by 3% due to lower volumes in most regions. Prices in aggregates and cement were ahead by 8% and 4%, respectively. Aggregates volumes declined by 5% while cement volumes declined by 2%, due to adverse weather in certain markets, partly offset by contributions from acquisitions.
In Road Solutions, total revenues increased by 5% led by increased paving activity along with growth in both asphalt and readymixed concrete. Asphalt volumes increased 4% over the prior year while pricing increased by 3%. Readymixed concrete volumes were up 4% over the prior year and pricing increased by 1%. Construction backlogs increased on the prior year, supported by positive momentum in bidding activity.
First quarter Adjusted EBITDA for Americas Materials Solutions was well ahead of the prior year, driven by pricing improvements, disciplined cost management and operational efficiencies. Adjusted EBITDA margin increased by 190bps.

Americas Building Solutions

Analysis of Change
in $ millions	Q1 2024	Currency	Acquisitions	Divestitures	Organic	Q1 2025	% change
Total revenues	1,693	(4)	+60	(8)	(59)	1,682	(1%)
Adjusted EBITDA	308	—	+15	(1)	(35)	287	(7%)
Adjusted EBITDA margin	18.2%					17.1%

Americas Building Solutions' total revenues were 1% behind the first quarter of 2024, as solid underlying demand in key markets as well as contributions from acquisitions were offset by adverse weather impacts.
In Building & Infrastructure Solutions, total revenues were 4% ahead of Q1 2024, supported by increased volumes in the water and energy markets, along with the positive impact from acquisitions.
In Outdoor Living Solutions, total revenues were 3% behind the prior year period as demand was impacted by adverse weather across certain key markets.
Adjusted EBITDA for Americas Building Solutions was 7% behind the first quarter of 2024 as adverse weather and subdued residential activity impacted results. Adjusted EBITDA margin was 110bps behind the prior year period.

CRH Q1 2025 Results 4

Exhibit 99.1
International Solutions

Analysis of Change
in $ millions	Q1 2024	Currency	Acquisitions	Divestitures	Organic	Q1 2025	% change
Total revenues	2,638	(57)	+370	(67)	(53)	2,831	+7%
Adjusted EBITDA	122	(1)	+29	(16)	+15	149	+22%
Adjusted EBITDA margin	4.6%					5.3%

International Solutions' total revenues were 7% ahead of the first quarter of 2024 supported by continued pricing progress and good contributions from acquisitions which offset the impact of adverse weather and lower activity in certain geographies.
In Essential Materials, total revenues were 7% ahead of the comparable period in 2024 as positive pricing and contributions from acquisitions offset lower weather-impacted activity in some regions and the divestiture of the European Lime operations. Overall aggregates and cement volumes were 9% and 11% ahead of the comparable period in 2024, with pricing 5% and 2% ahead, respectively, benefiting from contributions from the Adbri acquisition.
In Road Solutions, total revenues were 11% ahead of the comparable period in 2024, with volumes and prices in readymixed concrete ahead of 2024 by 22% and 9%, respectively, benefiting from higher activity levels in a number of European countries, and contributions from the Adbri acquisition. Asphalt volumes declined by 4% as a result of lower activity in the United Kingdom and Ireland, while asphalt pricing declined 1% compared to the prior year.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, total revenues were 1% ahead of the comparable period in 2024 supported by contributions from acquisitions.
Adjusted EBITDA in International Solutions was 22% ahead of the first quarter of 2024, primarily driven by increased pricing, operational efficiencies and contributions from acquisitions. Adjusted EBITDA margin increased by 70bps compared to the prior year.

CRH Q1 2025 Results 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $477 million were $80 million higher than the first quarter of the prior year (Q1 2024: $397 million), primarily due to the impact of acquisitions.
Interest income of $37 million was lower than the first quarter of the prior year (Q1 2024: $43 million), primarily due to lower cash deposits. Interest expense of $181 million was higher than the comparable period in 2024 (Q1 2024: $133 million), primarily due to an increase in gross debt balances.
Other nonoperating (expense) income, net was ($20) million (Q1 2024: $161 million) with the decrease versus prior year primarily related to the non-recurrence of the gain on the divestiture of the European Lime operations and unrealized gains on certain investments.
Diluted (loss) earnings per share of ($0.15) was lower than Q1 2024 (Q1 2024: $0.16) primarily due to non-recurrence of gains on prior year divestitures.
Balance Sheet and Liquidity
Total short and long-term debt was $15.7 billion at March 31, 2025, compared with $14.0 billion at December 31, 2024, and $12.7 billion at March 31, 2024. In January 2025, the Company completed the issuance of $1.25 billion 5.125% Senior Notes due 2030, $1.25 billion 5.50% Senior Notes due 2035, and $0.5 billion 5.875% Senior Notes due 2055. In the three months ended March 31, 2025, a net $1.5 billion of commercial paper was repaid across the U.S. Dollar and Euro Commercial Paper Programs.
Net Debt* at March 31, 2025, was $12.7 billion, compared to $10.5 billion at December 31, 2024, and $9.6 billion at March 31, 2024. The increase in Net Debt* compared to December 31, 2024, reflects the seasonal net cash outflow from operating activities, acquisitions, cash returns to shareholders through continued share buybacks, as well as the purchase of property, plant and equipment.
CRH ended Q1 2025 with $3.4 billion of cash and cash equivalents (Q1 2024: $3.3 billion) and $3.9 billion of undrawn committed facilities. At March 31, 2025, the weighted average maturity of the term debt (net of cash and cash equivalents) was 8.6 years.
As at March 31, 2025, the Company had a $4.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program available. As at March 31, 2025, there was $0.1 billion of outstanding issued notes under the U.S. Dollar Commercial Paper Program and no outstanding issued notes under the Euro Commercial Paper Program. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Q1 2025 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EDT) on Tuesday, May 6, 2025 to discuss the Q1 2025 results and 2025 outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.37 per share is as follows:

Ex-dividend Date:     May 23, 2025
Record Date:     May 23, 2025
Payment Date:     June 25, 2025

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 5:00 p.m. (EDT)/10:00 p.m. (BST) on May 23, 2025.
The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is Euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 12:00 p.m. (EDT)/5:00 p.m. (BST) on May 27, 2025.
CRH Q1 2025 Results 6

Exhibit 99.1

Appendices

CRH Q1 2025 Results 7

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended March 31, 2025, and do not present all necessary information for a complete understanding of the Company's financial condition as of March 31, 2025. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended March 31, 2025, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended
	March 31
	2025	2024
Product revenues	5,612	5,368
Service revenues	1,144	1,165
Total revenues	6,756	6,533
Cost of product revenues	(3,826)	(3,577)
Cost of service revenues	(1,093)	(1,149)
Total cost of revenues	(4,919)	(4,726)
Gross profit	1,837	1,807
Selling, general and administrative expenses	(1,833)	(1,787)
Gain on disposal of long-lived assets	14	8
Operating income	18	28
Interest income	37	43
Interest expense	(181)	(133)
Other nonoperating (expense) income, net	(20)	161
(Loss) income from operations before income tax expense and income from equity method investments	(146)	99
Income tax benefit	58	19
Loss from equity method investments	(10)	(4)
Net (loss) income	(98)	114

Net (income) attributable to redeemable noncontrolling interests	–	(2)
Net loss attributable to noncontrolling interests	4	4
Net (loss) income attributable to CRH	(94)	116

(Loss) earnings per share attributable to CRH
Basic	($0.15)	$0.16
Diluted	($0.15)	$0.16

Weighted average common shares outstanding
Basic	676.7	687.8
Diluted	676.7	693.4

CRH Q1 2025 Results 8

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	March 31	December 31	March 31
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	3,352	3,720	3,308
Restricted cash	–	39	–
Accounts receivable, net	5,141	4,820	4,798
Inventories	4,960	4,755	4,619
Assets held for sale	–	–	236
Other current assets	789	749	748
Total current assets	14,242	14,083	13,709
Property, plant and equipment, net	22,179	21,452	18,878
Equity method investments	732	737	609
Goodwill	11,475	11,061	10,125
Intangible assets, net	1,208	1,211	1,093
Operating lease right-of-use assets, net	1,272	1,274	1,285
Other noncurrent assets	813	795	634
Total assets	51,921	50,613	46,333

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	2,777	3,207	2,730
Accrued expenses	2,270	2,248	2,241
Current portion of long-term debt	1,458	2,999	2,992
Operating lease liabilities	247	265	255
Liabilities held for sale	–	–	44
Other current liabilities	1,960	1,577	1,735
Total current liabilities	8,712	10,296	9,997
Long-term debt	14,213	10,969	9,680
Deferred income tax liabilities	3,141	3,105	2,684
Noncurrent operating lease liabilities	1,075	1,074	1,120
Other noncurrent liabilities	2,423	2,319	2,110
Total liabilities	29,564	27,763	25,591
Commitments and contingencies
Redeemable noncontrolling interests	379	384	326
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of March 31, 2025, December 31, 2024, and March 31, 2024	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 715,487,343, 718,647,277 and 729,477,337 issued and outstanding, as of March 31, 2025, December 31, 2024, and March 31, 2024 respectively	289	290	294
Treasury stock, at cost (38,850,691, 41,355,384 and 41,897,429 shares as of March 31, 2025, December 31, 2024 and March 31, 2024 respectively)	(2,038)	(2,137)	(2,166)
Additional paid-in capital	298	422	337
Accumulated other comprehensive loss	(806)	(1,005)	(797)
Retained earnings	23,375	24,036	22,346
Total shareholders’ equity attributable to CRH shareholders	21,119	21,607	20,015
Noncontrolling interests	859	859	401
Total equity	21,978	22,466	20,416
Total liabilities, redeemable noncontrolling interests and equity	51,921	50,613	46,333

CRH Q1 2025 Results 9

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	(98)	114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	477	397
Share-based compensation	32	30
Loss (gain) on disposals from businesses and long-lived assets, net	1	(123)
Deferred tax expense (benefit)	4	(36)
Loss from equity method investments	10	4
Pension and other postretirement benefits net periodic benefit cost	6	9
Non-cash operating lease costs	59	75
Other items, net	(14)	(25)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(268)	(326)
Inventories	(139)	(270)
Accounts payable	(503)	(396)
Operating lease liabilities	(78)	(75)
Other assets	(210)	(77)
Other liabilities	72	1
Pension and other postretirement benefits contributions	(10)	(14)
Net cash used in operating activities	(659)	(712)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(645)	(506)
Acquisitions, net of cash acquired	(585)	(2,206)
Proceeds from divestitures	36	729
Proceeds from disposal of long-lived assets	35	10
Dividends received from equity method investments	9	6
Settlements of derivatives	20	(13)
Deferred divestiture consideration received	36	–
Other investing activities, net	130	(116)
Net cash used in investing activities	(964)	(2,096)

CRH Q1 2025 Results 10

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2025	2024
Cash Flows from Financing Activities:
Proceeds from debt issuances	3,017	1,818
Payments on debt	(1,533)	(651)
Settlements of derivatives	15	(1)
Payments of finance lease obligations	(21)	(9)
Deferred and contingent acquisition consideration paid	(11)	(7)
Dividends paid	–	(750)
Distributions to noncontrolling and redeemable noncontrolling interests	(17)	(17)
Repurchases of common stock	(310)	(559)
Proceeds from exercise of stock options	1	–
Net cash provided by (used in) financing activities	1,141	(176)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	75	(97)
Decrease in cash and cash equivalents, including restricted cash	(407)	(3,081)
Cash and cash equivalents and restricted cash at the beginning of period	3,759	6,390
Cash and cash equivalents and restricted cash at the end of period	3,352	3,309

Supplemental cash flow information:
Cash paid for interest (including finance leases)	63	45
Cash paid for income taxes	134	159

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	3,352	3,308
Cash and cash equivalents included in Assets held for sale	–	1
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	3,352	3,309

CRH Q1 2025 Results 11

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and investments, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

	Three months ended
	March 31
in $ millions	2025	2024
Net (loss) income	(98)	114
Loss from equity method investments	10	4
Income tax benefit	(58)	(19)
Loss (gain) on divestitures and investments (i)	26	(160)
Pension income excluding current service cost component (i)	(4)	(1)
Other interest, net (i)	(2)	–
Interest expense	181	133
Interest income	(37)	(43)
Depreciation, depletion and amortization	477	397
Substantial acquisition-related costs (ii)	–	20
Adjusted EBITDA	495	445

Total revenues	6,756	6,533
Net (loss) income margin	(1.5%)	1.7%
Adjusted EBITDA margin	7.3%	6.8%

(i) Loss (gain) on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating (expense) income, net in the Condensed Consolidated Statements of Income.
(ii) Represents expenses associated with non-routine substantial acquisitions, which meet the criteria for being separately reported in Note 3 “Acquisitions” of the unaudited financial statements in the Quarterly Report on Form 10-Q. Expenses in the first quarter of 2024 primarily include legal and consulting expenses related to these non-routine substantial acquisitions.
Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2025 Adjusted EBITDA guidance is presented below:

in $ billions	2025 Mid-Point
Net income	3.9
Income tax expense	1.1
Interest expense, net	0.6
Depreciation, depletion and amortization	1.9
Adjusted EBITDA	7.5

CRH Q1 2025 Results 12

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its nearest GAAP measure is presented below:

	March 31	December 31	March 31
in $ millions	2025	2024	2024
Short and long-term debt	(15,671)	(13,968)	(12,672)
Cash and cash equivalents (i)	3,352	3,720	3,309
Finance lease liabilities	(336)	(257)	(145)
Derivative financial instruments (net)	(31)	(27)	(92)
Net Debt	(12,686)	(10,532)	(9,600)
(i) Cash and cash equivalents include cash and cash equivalents reclassified as held for sale of $1 million at March 31, 2024.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of currency exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year reporting period (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.

CRH Q1 2025 Results 13

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding demand outlook for 2025, including stability resulting from CRH's customer-connected portfolio; plans and expectations regarding government funding initiatives and re-industrialization activity, including expected public investment in critical infrastructure; plans and expectations regarding pricing momentum, costs, demand, bidding activity, backlogs and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in regions where CRH operates; plans and expectations regarding operational efficiencies and cost controls and management; expectations with respect to the impact of existing and further potential global trade and tariff policies; plans and expectations regarding investments in innovation and sustainability and the enhancement of CRH's ability to address global challenges; plans and expectations regarding CRH's ability to leverage the benefits of existing and emerging technologies; plans and expectations regarding acquisitions and divestitures and resulting synergies, benefits and contributions and further growth opportunities; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main ratings agencies; and plans and expectations regarding CRH's 2025 full year performance, including net income, Adjusted EBITDA, diluted earnings per share, capital expenditures, assumed interest expense and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; industry cyclicality and the demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of, or reductions or delays to, public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse public policy, economic, social and political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyberattacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of the Annual Report on Form 10-K “Risk Factors” in CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC and in CRH's other filings with the SEC.

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